Alico to Close Plant World Operations
Company to assess best commercial use of prime location

LaBelle, FL, May 19, 2008 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced today that the Company would be discontinuing its Plant World Operations due to disappointing financial returns.  Alico acquired Plant World, which is located on prime LaBelle real estate abutting State Road 80, in September 2004.  Plant World was primarily engaged in the production of vegetable transplants for sale to commercial farmers.

Alico Chairman and CEO John R. Alexander stated, “In light of the performance history, we feel that this is the best move for Alico.  The Plant World location is well situated for future commercial growth and we will remain active in pursuing the most profitable use for the property including sale, entitlement or development.  This decision is part of our ongoing effort to reduce corporate overhead in the current economic environment.  The Company is providing severance payments and outplacement services to the employees affected by this decision, in order to lessen the impact to them and their families.  We hope this will ease their transition to new employment.”

The subsidiary’ financial results for the past three fiscal years caused a review of its status as a viable revenue source.    In connection with the closing, approximately 30 jobs will be eliminated.  The move is not expected to have a material effect on the operations, cash flows or financial position of the Company.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. These statements include the speculation concerning the future use of the Plant World property and the effect on corporate overhead. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.